UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12B-25


                           NOTIFICATION OF LATE FILING

               Commission File Number    ________________________


(Check One) |_| Form 10-K and Form 10-KSB |_| Form 11-K |_| Form 20-F |X| Form 10-Q and Form 10-QSB |_| Form N-SAR

For  Period  Ended:  March  31,  2004
                     ----------------

|_|  Transition  Report  on  Form  10-K  and  Form  10-KSB
|_|  Transition  Report  on  Form  20-F
|_|  Transition  Report  on  Form  11-K
|_|  Transition  Report  on  Form  10-Q  and  Form  10-QSB
|_|  Transition  Report  on  Form  N-SAR

For  the  Transition  Period  Ended:  ________________________

Read  Instruction  (on  back  page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


                         PART I--REGISTRANT INFORMATION

Lapis  Technologies,  Inc.  Full  Name  of  Registrant
--------------------------

                            Former  Name  if  Applicable
--------------------------

19  W.  34th  Street,  Suite  1008  Address  of  Principal  Executive  Office
----------------------------------
(Street and Number)

New  York,  NY,  10001  City,  State  and  Zip  Code
----------------------


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                         PART II--RULE 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10- KSB, 20-F, 11-K, or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10- QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|  |      (c)  The  accountant's  statement  or  other  exhibit required by Rule
          12b-25(c)  has  been  attached  if  applicable.

                               PART III--NARRATIVE

State below in reasonable detail the reason why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10- QSB, N-SAR, or the transition report portion thereof could not be filed within the prescribed time period.

The filing of our Form 10-QSB could not be filed within the prescribed time period due to unexpected delays in completing our financial statements and providing them to our independent accountants for review.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

Adam  S.  Gottbetter,  Esq.          (212)               400-6900
---------------------------          -----               --------
             Name                 (Area  Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s) |X| Yes |__| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
|__|  Yes     |X|  No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reason why a reasonable estimate of the results cannot be made.


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                            Lapis Technologies, Inc.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  May  17,  2004                                     By:  /s/ Harry  Mund
                                                               -----------------
                                                          Harry  Mund, President


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